AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of November 16, 2006, by and among Neuro-Hitech, Inc., f/k/a Neuro-Hitech Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), QA Acquisition Corp., a Delaware corporation (“Buyer Sub”), QA Merger LLC, a Delaware limited liability company (“Buyer LLC”), Q-RNA, Inc., a Delaware corporation (“Company”) and Dr. David Dantzker, as the proposed “Representative” of the Company security holders listed hereto on Exhibit A (the “Company Securityholders”).

RECITALS

A. The parties intend that, subject to the terms and conditions of this Agreement, Company will engage in a business combination with Buyer pursuant to a two-step process as follows (together, the “Merger”): (i) first, Buyer Sub will merge with and into the Company, with the Company being the surviving corporation of such merger (“Merger 1”), and (ii) promptly after the consummation of Merger 1, the Company will merge with and into Buyer LLC, with Buyer LLC being the surviving entity in such merger (“Merger 2”); all pursuant to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act (as appropriate, “Delaware Law”). Upon the effectiveness of Merger 1, (x) all the outstanding capital stock of Company (“Company Stock”) will be converted into common stock of Buyer (“Buyer Stock”) and warrants to purchase Buyer Common Stock (“Buyer Warrants”), (y) Buyer will assume all outstanding options and warrants to purchase shares of common stock of Company, as provided in this Agreement, and (z) all of the issued and outstanding capital stock of Buyer Sub will be converted into an equal number of shares of the Company’s common stock (the “New Company Stock”). Upon the effectiveness of Merger 2, all of the New Company Stock shall be cancelled and of no further force or effect.

B. The Merger is intended to be treated as a “reorganization” pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). As an additional part of the plan of reorganization, the Company’s Convertible Debentures shall be exchanged for Buyer Common Stock and Buyer Warrants.

C. The board of directors of Company (i) has determined that the Merger is advisable and in the best interests of Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the Company stockholders adopt and approve this Agreement and approve the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2.1), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Buyer Sub shall be merged with and into the Company, the separate corporate existence of Buyer Sub shall cease, and the Company shall continue as the surviving corporation. Promptly after the effectiveness of Merger 1 but no later than one business day after the consummation of Merger 1, the Company shall be merged with and into Buyer LLC, the separate existence of the Company shall cease, and Buyer LLC shall continue as the surviving entity. The Buyer LLC as the ultimate surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity” and will be governed by the laws of the State of Delaware.

1.2 Effective Time; Closing.

1.2.1 Subject to the provisions of this Agreement, the parties hereto shall cause Merger 1 to be consummated by filing a Certificate of Merger (“Certificate of Merger 1”) with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware or such later time as may be agreed in writing by the Company and Buyer and specified in Certificate of Merger 1, the “Effective Time”) as soon as practicable on or after the Closing Date (as defined in Section 1.2.2). Subject to the provisions of this Agreement, the Buyer shall cause Merger 2 to be consummated by filing a Certificate of Merger (“Certificate of Merger 2” and together with Certificate of Merger 1, the “Certificates of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law as soon as practicable on or after the Effective Time, but effective no later than the one business day after the effective date of Merger 1.

1.2.2 Subject to the earlier termination of this Agreement in Section 8 below, the transactions contemplated hereby shall be consummated by the exchange of documents and instruments (“Closing”) by mail, courier or telecopy promptly following the satisfaction or waiver of all conditions to closing (the “Closing Date”). Concurrently with the Closing, Certificate of Merger 1 and Certificate of Merger 2 will be filed in the office of the Delaware Secretary of State.

1.3 Charter Documents.

1.3.1 Certificates of Incorporation and Formation. At the Effective Time following Merger 1, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall remain in effect. Upon the effectiveness of Merger 2, the certificate of formation of Buyer LLC shall be the certificate of formation of the Surviving Entity, provided however, that the certificate of formation of the Surviving Entity will be amended to reflect that the name of the Surviving Corporation shall be “Q-RNA, LLC”.

1.3.2 Bylaws and Operating Agreement. At the Effective Time following Merger 1, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall remain in effect. Upon the effectiveness of Merger 2, the operating agreement of Buyer LLC shall be the operating agreement of the Surviving Entity, provided however, that the operating agreement of the Surviving Entity will be amended to reflect that the name of the Surviving Corporation shall be “Q-RNA, LLC”

1.4 Board of Directors and Officers. The directors and corporate officers of the Company immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Company until the effectiveness of Merger 2, at which time they all shall resign. The managers of Buyer LLC immediately prior to the effectiveness of Merger 2 shall continue to be the managers of the Surviving Entity, each to hold office in accordance with the certificate of formation and operating agreement of the Surviving Entity, until their respective successors are duly elected or appointed (as the case may be) and qualified.

1.5 Effect on Capital Stock. By virtue of the Merger 1 and Merger 2, and without any action on the part of Buyer, Buyer Sub, Buyer LLC or the Company:

1.5.1 At the Effective Time, each share of Company Common Stock and Company Preferred Stock validly issued and outstanding prior to the Effective Time shall be changed and converted into the number of shares of Buyer Common Stock and Buyer Warrants set forth on Exhibit B. (The total number of shares of Buyer Common Stock and Buyer Warrants issued pursuant to this Section 1.5.1, Section 1.6 and Section 1.10 shall be referred to herein as the “Merger Consideration”). The Buyer Warrants shall be certificated in a form that is mutually acceptable to Buyer and the Company.

1.5.2 At the Effective Time, any share of Company Common Stock or Company Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of Merger 1, be canceled and retired and cease to exist as of the Effective Time and no consideration shall be paid with respect thereto.

1.5.3 At the Effective Time, each share of Buyer Sub capital stock outstanding immediately prior to the Effective Time will be changed and converted into an identical outstanding share of New Company Stock.

1.5.4 Upon the effectiveness of Merger 2, (i) each share of New Company Stock shall, by virtue of Merger 2, be canceled and retired and cease to exist and no consideration shall be paid with respect thereto, and (ii) each membership interest in Buyer LLC outstanding immediately prior to the effectiveness of Merger 2 will continue to remain issued and outstanding.

1.6 Convertible Debentures. At the Effective Time, the principal amount of the then outstanding Company convertible notes and accrued interest due thereunder (the “Convertible Debentures”) payable to the individuals or entities listed on Exhibit B shall be canceled and exchanged for the number of shares of Buyer Common Stock and Buyer Warrants set forth opposite such individuals or entities’ names on Exhibit B.

1.7 Dissenting Shares. Holders of shares of Company Stock who have complied with all requirements for perfecting stockholders’ rights of appraisal, as set forth in Section 262 of the Delaware Law, shall be entitled to their rights under Delaware Law with respect to such shares (“Dissenting Shares”).

1.8 No Fractional Shares. No fractional shares of Buyer Common Stock or Buyer Warrants will be issued in connection with the Merger, but in lieu thereof each holder of Company Stock or Convertible Debentures who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock or Buyer Warrants will receive from Buyer, promptly after the Effective Time, a number of shares of Buyer Common Stock or Buyer Warrants rounded up or down to the nearest whole number.

1.9 Exchange of Certificates.

1.9.1 Exchange Agent. Buyer shall act as exchange agent (the “Exchange Agent”) in the Merger. Prior to the Closing Date, Buyer shall obtain from Empire Stock Transfer Inc., Buyer’s transfer agent, certificates representing the shares of Buyer Common Stock issuable to the Company Securityholders pursuant to this Agreement.

1.9.2 Exchange Procedures. At the Closing upon surrender, as appropriate, of (i) certificates representing shares of Company Stock, (ii) original agreements representing warrants to acquire Company Stock, and (iii) original instruments evidencing Convertible Debentures (as applicable for each Company Securityholder, “Company Securities”), in each case for cancellation to the Buyer, together with a duly executed counterpart signature page to the Stakeholder Agreement (as defined in Section 1.14 below), the holder of such Company Securities shall be entitled to receive in exchange therefor, and subject to Section 9.9 below, Buyer shall issue and deliver to such holder or the Representative for further distribution to such holder, one or more certificates representing that number of whole shares of Buyer Common Stock and the Buyer Warrants set forth opposite such Company Securityholders’ name on Exhibit B, and the Company Securities so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.9, each Company Security shall be deemed, on and after the Effective Time, to evidence the ownership of the number of Buyer Warrants and full shares of Buyer Common Stock into which such Company Securities shall have been so converted.

1.9.3 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Securities with respect to Buyer Common Stock represented thereby, until the holder of record of such Certificate shall surrender such Company Securities. Subject to the effect of applicable laws, following surrender of any such Company Securities, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

1.9.4 No Further Ownership Rights in Company Securities. All Buyer Warrants and shares of Buyer Common Stock issued upon the surrender for exchange of such Company Securities in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.9.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity or Company of the Company Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Securities are presented to the Surviving Entity or Buyer for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

1.9.5 No Liability. Neither Buyer nor Company shall be liable to any holder of shares of Company Securities for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9.6 Lost, Stolen or Destroyed Certificates. In the event any Company Securities shall have been lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Company Securities, upon the making of an affidavit of that fact by the holder thereof, such Buyer Warrants, shares of Buyer Common Stock, and any dividends or distributions payable pursuant to this Section 1.9.

1.10 Assumption of Options and Warrants. Promptly after the Effective Time, Buyer will notify in writing each holder of a Company Option or Company Warrant of the assumption of such Company Option or Warrant by Buyer, and the number of shares of Buyer Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to Section 1.11 hereof. “Company Option” means any option or right granted, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any predecessor thereof to purchase Company Common Stock pursuant to any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of the Company or any predecessor thereof or any other contract or agreement entered into by the Company. “Company Warrant” means any warrant, exchangeable or convertible securities or other rights or agreements to purchase or otherwise acquire any Company Common Stock other than the Company Options, the Company Preferred Stock and the Convertible Debentures.

1.11 Company Options and Company Warrants.

1.11.1 Options. At the Effective Time, each holder of an outstanding Company Option to purchase Company Common Stock granted: (i) under Company’s 2002 Stock Incentive Plan, as amended (the “Company Stock Plan”), and (ii) to Dr. Donald F. Weaver pursuant to that certain Option Agreement dated as of July 18, 2005 (“Weaver Option”), shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of Buyer Common Stock set forth opposite such option holder’s name in the column entitled “Number of NHI Options” on page 2 of Exhibit B (“Buyer Options”), and the exercise price per share for each such Option will be equal to the exercise price set forth opposite such option holder’s name in the column entitled “NHI Exercise Price” on page 2 of Exhibit B. All Buyer Options shall be fully vested and exercisable immediately after the Effective Time. The other terms of the Company Options will be unchanged; provided, that within 12 months following the Closing, Buyer shall seek the approval of Buyer’s stockholders for the treatment of the Buyer Options as “incentive stock option” under Section 422 of the Code, and if Buyer’s stockholders shall not so approve, the Buyer Options shall be non-qualified stock options, to the extent required by law. For the avoidance of doubt, notwithstanding the right of Company Securityholders to receive Buyer Warrants at the Closing as part of the Merger Consideration, no Buyer Warrants will be issued upon the exercise of any Company Option after the Effective Time.

1.11.2 Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (each a “Company Warrant”), whether or not exercisable, will be assumed by Buyer. Each Company Warrant so assumed by Buyer under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Buyer Common Stock set forth opposite such warrant holder’s name on Exhibit B and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the exercise price of the Buyer Warrants. For the avoidance of doubt, notwithstanding the right of Company Securityholders to receive Buyer Warrants at the Closing as part of the Merger Consideration, no Buyer Warrants will be issued upon the exercise of any Company Warrant after the Effective Time.

1.12 Reallocation of Merger Consideration. It is expressly acknowledged that, as a result of the exercise and/or cancellation of Company Options and Company Warrants, as well as internal negotiations among the Company Securityholders, it may be necessary for Exhibit B to be amended following the date of this Agreement. The Company shall be entitled, from time to time (but not more than 2 days prior to the Closing), to submit to Buyer a revised version of Exhibit B reallocating the Merger Consideration among the Company Securityholders, provided that any such revised Exhibit B shall not result in the Buyer issuing more Merger Consideration than is set forth on the original Exhibit B attached to this Agreement.

1.13 Further Assurances. Company agrees that if, at any time before or after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of Company or otherwise.

1.14 Appointment of Representative; Agreements Binding on Company Securityholders. The (a) holders of Convertible Debentures, Company Warrants and Company Options through the execution of an Omnibus Stakeholder Agreement attached hereto as Exhibit C (“Stakeholder Agreement”) will have, and (b) the Company stockholders by virtue of having approved and adopted this Agreement under Delaware Law will, as a specific term of the Merger, will be deemed to have (i) irrevocably constituted and appointed, effective as of the Effective Time, Dr. David Dantzker (together with his/her/its permitted successors, the “Representative”), as their true and lawful agent, proxy and attorney-in-fact, to exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement, or any letter of transmittal delivered in accordance with the provisions of Section 1.9 hereof and (ii) irrevocably agreed to, and be bound by and comply with, all of the obligations of the Company Securityholders set forth in Section 9 with respect to the indemnification of the Buyer. The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable.

1.15 Securities Law Issues.

1.15.1 Based in part on the representations of the Company Securityholders made in the “accredited investor” questionnaires described in Section 7.15, the Buyer Common Stock and Buyer Warrants to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

1.15.2 The shares of Buyer Common Stock and Buyer Common Stock issuable upon exercise of the Buyer Warrants will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act. Each certificate evidencing shares of Buyer Common Stock and Buyer Common Stock issuable upon exercise of the Buyer Warrants will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NEURO-HITECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Any certificates issued as evidence for the Buyer Warrants shall bear a similar legend.

1.16 Tax Free Reorganization. The parties intend to adopt this Agreement as a “plan of reorganization” and shall treat the effect of Merger 1 and Merger 2 for purposes of the Code as if the Company merged with and into Buyer in accordance with the provisions of Section 368(a)(1)(A) of the Code and analogous state law. The parties believe that the value of the Merger Consideration to be received in Merger 1 is approximately equal to the value of (i) the Company Stock to be surrendered in exchange therefor, and (ii) the Company Options to be assumed by the Buyer pursuant to Section 1.11.1 above. The Buyer Stock and Buyer Warrants issued in the Merger will be issued solely in exchange for the Company Stock and assumption of Company Options, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Stock. Except for the Buyer Warrants and cash paid for Dissenting Shares, no consideration that could constitute “other property” within the meaning of Section 356 of the Code is being paid by Buyer for the Company Stock in the Merger, other than possibly items described in Section 10.7. The parties intend and shall treat the Spinoff (as hereinafter described) as a distribution to the Company Securityholders that qualifies under Section 355(a)(1)(A) of the Code and any analogous state provision. The parties shall not take any position on any tax returns inconsistent with this Section 1.16 and will not take, nor fail to take, any action, which action or failure would jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code or the qualification of Spinoff as a distribution under Section 355(a)(1)(A), provided that neither Buyer nor Buyer Sub shall thereby be required to alter the Merger Consideration. The provisions and representations contained or referred to in this Section 1.16 shall survive until the expiration of the applicable statute of limitations.

2.	REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the Company Disclosure Letter (the “Company Disclosure Schedule”) delivered to Buyer and Buyer Sub herewith, Company hereby represents and warrants to Buyer and Buyer Sub as set forth in this Section 2. The Company Disclosure Schedule shall be arranged in Sections and Subsections corresponding to the numbered Sections and Subsections contained in this Section 2. The disclosures in any Section of the Disclosure Schedule shall qualify (i) the corresponding Subsection in this Section 2, and (ii) other Subsections in this Section 2 to the extent it is reasonable from a reading of the disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Subsections.

2.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction listed on Section 2.1 of the Company Disclosure Schedule. Except as listed on Section 2.1 of the Company Disclosure Schedule, Company does not own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any state of the United States other than New York.

2.2 Power, Authorization and Validity.

2.2.1 Power and Capacity. Company has the right, power, legal capacity and authority to enter into and, subject to receipt of appropriate approvals from the holders of Company Stock, perform its obligations under this Agreement, and all agreements to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company’s board of directors as required by applicable law and Company’s certificate of incorporation and bylaws.

2.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement and the Company Ancillary Agreements, except for (a) the filing of the Certificates of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Company is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) the approval of the Company stockholders of the transactions contemplated hereby, (d) consent of all of the holders of Convertible Debentures, (e) consent of the holders of Company Options and Company Warrants, (e) consents required under contracts disclosed in Section 2.6 of the Company Disclosure Schedule as exceptions to the representation made in the last sentence of Section 2.6 below.

2.2.3 Binding Obligation. Subject to approval of this Agreement and the Merger by the Company stockholders, this Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificates of Merger will not be effective until filed with the Delaware Secretary of State.

2.3 Capitalization.

2.3.1 Authorized and Outstanding Capital Stock. The authorized capital stock of Company consists of 7,840,000 shares of Common Stock, $0.001 par value per share, of which 3,552,866 shares are issued and outstanding and 2,462,000 shares of convertible Preferred Stock, $0.001 par value per share, of which 2,441,718 shares are issued and outstanding. Each of the Company stockholders holds good and marketable title to such Company shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws and as set forth in the Company’s Amended and Restated Stockholders Agreement dated as of December 13, 2002, which shall be terminated on or prior to the Closing Date). All issued and outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of Company, or any agreement or document to which Company is a party or by which it is bound and have been offered, issued, sold and delivered by Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued, except pursuant to that certain Amended and Restated Registration Rights Agreement dated as of December 13, 2002, which shall be terminated on or prior to the Closing Date. There is no liability for dividends accrued but unpaid with respect to Company’s outstanding securities.

2.3.2 Options/Rights. An aggregate of 2,600,000 shares of Company Common Stock are reserved and authorized for issuance pursuant to the Company Stock Plan, of which options to purchase a total of 1,797,312 shares of Company Common Stock are outstanding. Except for (i) the Weaver Option, (ii) those options outstanding under the Company Stock Plan, and (iii) as disclosed in Section 2.3.2 of the Company Disclosure Schedule, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Company’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Company Preferred Stock and Company Common Stock or obligating Company to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. Company has delivered to Buyer a correct and complete list of each Company Option and Company Warrant outstanding as of the date hereof, including the name of the holder of such Company Option or Company Warrant, the number of shares covered by such Company Option or Company Warrant, the per share exercise price of such Company Option or Company Warrant and the vesting commencement date and vesting schedule applicable to each such Company Option, including the number of shares vested as of the date of this Agreement. Except as set forth in Section 2.3.2 of the Company Disclosure Schedule and Exhibit B, no other outstanding option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement, whether under the Company Stock Plan or otherwise, will be accelerated in connection with the Merger. Any acceleration of options to purchase Company Common Stock has been done in accordance with the terms of the Company Plan or with the consent or approval of the holders of such securities.

2.4 Securityholder Lists and Agreements.

2.4.1 Included as Section 2.4.1 of the Company Disclosure Schedule is a true, complete and correct list of all of Company Securityholders, including holders of Company Stock, holders of Company Options, Company Warrants and Convertible Debentures, showing the shares of Company Stock or other securities of the Company held by each such Company Securityholder as of the date of this Agreement, and the number of shares of Company Common Stock into which such securities are convertible or exercisable.

2.4.2 Except as provided in the Company’s Certificate of Incorporation, as amended, this Agreement or the Company Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or among any holders of the Company's securities relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act or voting of the capital stock of the Company.

2.5 Subsidiaries. Upon completion of the Spinoff (as defined in Section 4.17 below), the Company will not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

2.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Company Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Company, as currently in effect, (b) in any material respect, any material instrument or contract to which Company is a party or by which Company is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company or its assets or properties. Except as set forth on the Company Disclosure Schedule, the consummation of the Merger and the transfer to Buyer of all material rights, licenses, franchises, leases and agreements of Company will not require the consent of any third party.

2.7 Litigation. There is no action, proceeding, claim or investigation pending against Company before any court or administrative agency that if determined adversely to Company may reasonably be expected to have a Material Adverse Effect (as defined below) on the present or future operations or financial condition of Company, nor, to the Company’s Knowledge (as defined below), has any such action, proceeding, claim or investigation been threatened (collectively, “Actions”). There is, to the Company’s Knowledge, no reasonable basis for any stockholder or former stockholder of Company, or any other person, firm, corporation, or entity, to assert a claim against Company or Buyer based upon: (a) ownership or rights to ownership of any shares of Company Stock (except for dissenter’s rights with respect to shares of Buyer Common Stock issuable by virtue of the Merger), (b) any rights as a Company Securityholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Company and its stockholders.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event or effect whether or not such change, event or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole, except to the extent that any such change, event, circumstance or effect solely results from (i) changes in general economic conditions, or (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner).

For purposes of this Agreement the term “Knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

2.8 Taxes. (a) Company has filed all federal, state, local and foreign tax returns required to be filed, which returns are true, correct and complete in all material respects, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, and has made all necessary estimated tax payments. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. There are no liens for taxes (other than taxes not yet due and payable) on any of the assets of the Company. The Company is not currently the beneficiary of any extension of time within which to file any tax return. The Company has delivered to Buyer correct and complete copies of all federal income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001. No tax return of Company has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

(b) None of the Company or any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law). None of the company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company or any of its subsidiaries (A) is a party to or bound by any tax allocation or sharing agreement, (B) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group of which the common parent was the Company) or (C) has any liability for the taxes of any person (other than the Company or its subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c) None of the Company or its subsidiaries (other than Spinco after the Spinoff) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	any “Closing Agreement” as described on Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law);

(iii)	intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(d) The unpaid taxes of the Company and its subsidiaries did not as of the date of the Company Balance Sheet exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of such Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions in the ordinary course of the Company’s business through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their tax returns.

2.9 Company Financial Statements. Attached as Section 2.9 of the Company Disclosure Schedule are true, complete and correct copies of the following financial statements (collectively, the “Company Financial Statements”): (i) the Company’s audited balance sheet as of December 31, 2005 and December 31, 2004 and income statement and statement of cash flows for the years then ended and (ii) the Company’s unaudited balance sheet (the “Company Balance Sheet”), statement of cash flows and income statement each dated as of August 31, 2006. The Company Financial Statements (a) are in accordance with the books and records of Company, (b) fairly present the financial condition of Company at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the Company Balance Sheet lacks footnotes and other presentation items and is subject to normally-recurring year-end audit adjustments). Except as set forth on the Company Disclosure Schedule, Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements, except for expenses incurred in connection with the transactions contemplated by this Agreement and those that may have been incurred after the date of the Company Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

2.10 Title to Properties. Except as set forth on the Company Disclosure Schedule and except for those assets included in the Spinoff, the Company has good and marketable title to all of its assets as shown on the Company Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and affords Company peaceful and undisturbed possession of the subject matter of the lease. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Company’s owned or leased properties (the violation of which would have a Material Adverse Effect on its business), nor has the Company received any notice of violation with which it has not complied.

2.11 Absence of Certain Changes. Except as set forth on the Company Disclosure Schedule, since the date of the Company Balance Sheet, there has not been with respect to Company:

(a) Except for the disposition of assets, liabilities and business expressly contemplated by the Spinoff, any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon;

(b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

(c) any mortgage, pledge, encumbrance or lien placed on any of the properties or assets, tangible or intangible, thereof;

(d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

(e) except for any disposition of assets expressly contemplated by the Spinoff, any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

(f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

(g) except for any disposition of assets or stock dividend expressly contemplated by the Spinoff, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

(h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(i) except as expressly contemplated as part of the Spinoff, any change with respect to the management, supervisory or other key personnel thereof;

(j) except as expressly contemplated by the Spinoff, any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter;

(k) except as expressly contemplated by the Spinoff, any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers; or

(l) except as expressly contemplated as part of the Spinoff, any agreement to do any of the foregoing.

2.12 Contracts and Commitments. Except as set forth on Section 2.12 of the Company Disclosure Schedule delivered to Buyer herewith, and after giving effect to the Spinoff, the Company is not a party to any contract, obligation or commitment which is material to the business of Company which involves a potential commitment in excess of $10,000 or any stock redemption or purchase agreement, financing agreement, license, lease or franchise. A copy of each agreement or document listed on Section 2.12 of the Company Disclosure Schedule has been delivered to Buyer or Buyer’s counsel. Company is not in default in any material respect under any contract, obligation or commitment listed on Section 2.12 of the Company Disclosure Schedule or that is otherwise material to the business of Company. Company does not have any material liability for renegotiation of government contracts or subcontracts.

2.13 Intellectual Property.

2.13.1 Section 2.13.1 of the Company Disclosure Schedule sets forth true, complete and correct lists of:

(a) all patents and pending patent applications;

(b) all trademark registrations (including Internet domain name registrations) and pending trademark applications; and

(c) all copyright registrations and pending copyright applications owned by the Company or that the Company has licensed and that is material to the business of the Company, as of the date of this Agreement, after giving effect to the Spinoff (collectively, the “Company Registered Intellectual Property”).

2.13.2 Except as set forth in the Company Disclosure Schedule, all of the Company Registered Intellectual Property is owned by or exclusively licensed to the Company.

2.13.3 All of the Company Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been canceled or abandoned.

2.13.4 There is no pending or, to the Knowledge of the Company, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of Company Registered Intellectual Property. Neither the Company, nor to the Knowledge of the Company, any of its licensors, is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company Registered Intellectual Property.

2.13.5 The Company owns, or has valid rights to use, all of the Intellectual Property used in the business of the Company as currently conducted, after giving effect to the Spinoff.

2.13.6 After giving effect to the Spinoff, the owned Company Registered Intellectual Property does not unlawfully infringe and, to the Knowledge of the Company no other Company Registered Intellectual Property unlawfully infringes, upon any Intellectual Property or other proprietary right owned by any third party.

2.13.7 To the Company’s Knowledge, no third party is misappropriating, infringing or violating any Intellectual Property owned by, or licensed to, the Company that is material to the business of the Company as currently conducted, after giving effect to the Spinoff, and no Intellectual Property or other proprietary right misappropriation, infringement or violation Actions have been brought against any third party by the Company which remain unresolved.

2.13.8 There is no pending or, to the Knowledge of the Company, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action alleging that the activities or the conduct of the Company’s business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from any Action which (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company’s business in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Company.

2.13.9 The Company requires each new relevant employee to execute a noncompetition, nonsolicitation, nondisclosure and developments agreement in the Company’s standard form as set forth in Section 2.13.9 of the Company Disclosure Schedule. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential information or trade secrets of the Company related to any material proprietary product currently being marketed, sold, licensed or developed by the Company, after giving effect to the Spinoff (each such product, a “Proprietary Product”). All employees of the Company who have made material contributions to the development of any Proprietary Product have signed noncompetition, nonsolicitation, nondisclosure and developments agreements substantially in the form attached to Section 2.13.9 of the Company Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product have entered into a work-made-for-hire agreement or have otherwise assigned to the Company (or a third party that previously conducted any business currently conducted by the Company and that has assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company. Assignments of the patents, patent applications, copyrights and copyright applications listed in Section 2.13.1 of the Company Disclosure Schedule to the Company have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as applicable.

2.13.10 Except as set forth on the Company Disclosure Schedule and after giving effect to the Spinoff, the Company does not have any obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and the Company will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement.

2.13.11 The Company is not in material violation of any Contract to which the Company is party or otherwise bound, nor will the consummation by the Company of the transactions contemplated hereby, result in any material violation, loss or impairment of ownership by the Company of, or the right of the Company to use, any Intellectual Property that is material to the business of the Company as currently conducted, after giving effect to the Spinoff, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. The Company is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Buyer or any of Buyer’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

2.13.12 For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing, but excluding any off-the-shelf software); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and computer programs (whether in source code, object code or other form) in each case used in or necessary for the conduct of the business of the party making such representation, as currently conducted and as planned to be conducted, whether such Intellectual Property is owned by such party or a third party.

2.14 Compliance with Laws. Company has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Company has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Company, would result in any material adverse change in the present or future operations or financial condition thereof.

2.15 Certain Transactions and Agreements.

2.15.1 None of the officers or directors of Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). After giving effect to the Spinoff, none of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Company, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Company, except for the normal rights of a stockholder.

2.15.2 No officer or director of Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directory or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Company any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Company is a party or by which it may be bound or affected.

2.16 Benefit Plans.

2.16.1 For purposes of this Agreement, the term “Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other material plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by an entity or any trade or business, whether or not incorporated, that together with the entity would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”). Each Company Plan is in writing. Section 2.16.1 of the Company Disclosure Schedule includes a true and complete list of all Company Plans, and the Company has provided or made available to Buyer a complete copy of each Company Plan as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS. The Company has made available to Buyer true and complete copies of all Form 5500 Series annual reports for each Company Plan in respect of each of the last three full plan years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government departments or agencies relating to an audit or penalty assessment with respect to any Company Plan or relating to requested relief from any liability or penalty relating to any Company Plan.

2.16.2 The Company is and has been in material compliance with the terms of each Company Plan.

2.16.3 Each Company Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance in all material respects with, its terms and all applicable statutes, orders, rules and regulations. Each Company Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and to the Knowledge of the Company there are no facts which might adversely affect such qualification.

2.16.4 Neither the Company nor its ERISA Affiliates maintains, sponsors or contributes to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any material liability, including without limitation withdrawal liability, with respect to any such Plan that remains unsatisfied.

2.16.5 No Company Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

2.16.6 The Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Company Plan as required to be made under the terms of such Plan.

2.16.7 To the Knowledge of the Company, with respect to all Company Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Company Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

2.16.8 There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company, beneficiaries or dependents of such employees arising in the normal course of operation of a Company Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Company Plan or any fiduciary or sponsor of a Company Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

2.16.9 The Company has complied in all material respects with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents.

2.16.10 The Company does not have any obligations under any Company Plan to provide post-retirement medical benefits to any employee or any former employee of the Company other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

2.16.11 Neither the negotiation and execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

2.16.12 The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

2.17 Corporate Documents. Company has made available to Buyer for examination all documents and information listed in the Company Disclosure Schedule, other Exhibits called for by this Agreement and documents requested by Buyer’s legal counsel, including, without limitation, the following: (a) copies of Company’s certificate of incorporation and bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders, and consents.

2.18 No Brokers. Neither Company nor any of the Company Securityholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificates of Merger or in connection with any transaction contemplated hereby or thereby.

2.19 Certain Material Agreements. Except as set forth on the Company Disclosure Schedule and after giving effect to the Spinoff, the Company is not a party or subject to any oral or written material contracts not entered into in the ordinary course of business, including, but not limited to any:

(a) Contract providing for payments by or to Company in an aggregate amount of $10,000 or more;

(b) License agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Buyer’s counsel);

(c) Material agreement for the lease of real or personal property;

(d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

(e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; or

(f) Contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed on Section 2.19 of the Company Disclosure Schedule are valid and in full force and effect. Company is not, nor, to the Knowledge of Company, is any other party thereto, in breach or default in any material respect under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, which breach or default may reasonably be expected to have a Material Adverse Effect on Company.

2.20 Books and Records.

2.20.1 The books, records and accounts of Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

2.20.2 Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.21 Insurance. Section 2.21 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been made available to Buyer. Such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. The Company has not received any notices from any issuer of any of their insurance policies canceling or amending any policies listed on Section 2.21 of the Company Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder. There is no claim by the Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.

2.22 Personnel.

2.22.1 Section 2.22.1 of the Company Disclosure Schedule sets forth a list of all employees, consultants or independent contractors of the Company as of the date hereof, but after giving effect to the Spinoff, including, as of such date their title, base salary for 2006, all compensation paid in or relating to the year ended December 31, 2005, including bonus compensation.

2.22.2 The Company is not subject to any collective bargaining agreement or other labor union contract, and no employee of the Company is represented by a labor union. There is not pending or, to the Company’s Knowledge, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor dispute involving employees of the Company, and no union organizing activities are taking place with respect to such employees or have taken place within the past two years.

2.22.3 To the Company’s Knowledge, except as expressly contemplated as part of the Spinoff, none of the Company’s officers or key employees or independent contractors intend to terminate his or her relationship with the Company for any reason, including, without limitation, as a result of the transactions contemplated hereby.

2.23 Environmental Matters.

2.23.1 During the period that Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

2.23.2 To the Knowledge of the Company, none of the properties or facilities of Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Company has owned or leased its properties and facilities, neither Company, nor, to Company’s Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

2.23.3 During the time that Company has owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Company by, or any settlement reached by Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

2.24 Vote Required. The affirmative votes of the holders of: (a) at least a majority of the outstanding shares of the Company’s Series A Preferred Stock, (b) at least 55% of the outstanding shares of the Company’s Series B Preferred Stock, (c) at least 55% of the outstanding shares of the Company’s Series A Preferred Stock and Series B Preferred Stock voting together as a single class, and (d) at least a majority of the outstanding shares of the Company’s Common Stock, Series A Preferred Stock (on an as-converted to common stock basis) and Series B Preferred Stock (on an as-converted to common stock basis), all voting together as a single class, are the only votes of the holders of any of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby (collectively, the “Requisite Stockholder Approval”).

2.25 Board Approval. The board of directors of the Company has unanimously (a) approved and adopted this Agreement and approved the Merger, (b) determined that the Merger is in the best interests of the Company stockholders and (c) recommended that the Company stockholders approve this Agreement and the Merger. None of such actions taken by the board of directors of the Company has been amended, rescinded or modified.

2.26 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

2.27 Disclosure. None of the representations of the Company in this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Company to Buyer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer Disclosure Letter delivered to Company (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants, as set forth in this Section 3. The Buyer Disclosure Schedule shall be arranged in Sections and Subsections corresponding to the numbered Sections and Subsections contained in this Section 3. The disclosures in any Section of the Disclosure Schedule shall qualify (i) the corresponding Subsection in this Section 3, and (ii) other Subsections in this Section 3 to the extent it is reasonable from a reading of the disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Subsections. Unless the context otherwise requires, references in this Section 3 to the “Buyer” shall include all of the Buyer’s direct and indirect subsidiaries.

3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

3.2 Power, Authorization and Validity.

3.2.1 Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Buyer is or will be a party that are required to be executed pursuant to this Agreement (the “Buyer Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly and validly approved and authorized by Buyer’s board of directors in compliance with applicable law and the certificate of incorporation and bylaws of the Buyer. Buyer has authorized a sufficient number of shares of its capital stock to effect the terms of the Merger as described in this Agreement.

3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement and the Buyer Ancillary Agreements, except for (a) the filing of the Certificates of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Buyer is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

3.2.3 This Agreement and the Buyer Ancillary Agreements are, or when executed by Buyer will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificates of Merger will not be effective until filed with the Delaware of State.

3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Buyer, as currently in effect, (b) in any material respect, any material instrument or contract to which Buyer is a party or by which Buyer is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer or its assets or properties.

3.4 Disclosure. Buyer has furnished Company with its annual report on Form 10-KSB for its fiscal year ended December 31, 2005, its quarterly report on Form 10-QSB for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and all other reports or documents required to be filed by Buyer pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent quarterly report on Form 10-QSB (the “Buyer Disclosure Package”), all of which were timely filed with the Securities and Exchange Commission and have been prepared in all material respects in accordance with the applicable requirements under the Securities Act and the Exchange Act. The Buyer Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Company pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. Additionally, the financial statements contained in the Buyer Disclosure Package fairly and accurately, in all material respects, represent the financial condition of Buyer at the respective dates specified therein and the results of operation for the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis.

3.5 Buyer Intellectual Property.

3.5.1 The Buyer Disclosure Package sets forth true and correct lists of:

(a) all patents and patent applications;

(b) all trademark registrations (including Internet domain name registrations) and pending trademark applications; and

(c) all copyright registrations and pending copyright applications;

owned by the Buyer or that the Buyer has licensed and that is material to the business of the Buyer, as of the date of this Agreement (collectively, “Buyer Registered Intellectual Property”).

3.5.2 All of the Buyer Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been canceled or abandoned.

3.5.3 There is no pending or, to the Knowledge of the Buyer, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of the Buyer Registered Intellectual Property. Neither the Buyer, nor to the Knowledge of the Buyer, any of its licensors, is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Buyer Registered Intellectual Property.

3.5.4 The Buyer owns, or has valid rights to use, all of the Intellectual Property used in the business of the Buyer as currently conducted.

3.5.5 The owned Buyer Registered Intellectual Property does not unlawfully infringe and, to the Knowledge of the Buyer no other Buyer Registered Intellectual Property unlawfully infringes, upon any Intellectual Property or other proprietary right owned by any third party.

3.5.6 To the Buyer’s Knowledge, no third party is misappropriating, infringing or violating any Intellectual Property owned by, or licensed to, the Buyer that is material to the business of the Buyer as currently conducted, and no Intellectual Property or other proprietary right misappropriation, infringement or violation Actions have been brought against any third party by the Buyer which remain unresolved.

3.5.7 There is no pending or, to the Knowledge of the Buyer, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action alleging that the activities or the conduct of the Buyer’s business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party. The Buyer is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from any Action which (i) restricts the Buyer’s rights to use any Intellectual Property, (ii) restricts the Buyer’s business in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Buyer.

3.5.8 The Buyer requires each new relevant employee to execute a noncompetition, nonsolicitation, nondisclosure and developments agreement in the Buyer’s standard form. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential information or trade secrets of the Buyer related to Proprietary Product. All employees of the Buyer who have made material contributions to the development of any Proprietary Product have signed noncompetition, nonsolicitation, nondisclosure and developments agreements. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product have entered into a work-made-for-hire agreement or have otherwise assigned to the Buyer (or a third party that previously conducted any business currently conducted by the Buyer and that has assigned its rights in such Proprietary Product to the Buyer) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Buyer. Assignments of the patents, patent applications, copyrights and copyright applications of the Buyer to the Buyer have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as applicable.

3.5.9 The Buyer is not in material violation of any Contract to which the Buyer is party or otherwise bound, nor will the consummation by the Buyer of the transactions contemplated hereby, resulting in any material violation, loss or impairment of ownership by the Buyer of, or the right of the Buyer to use, any Intellectual Property that is material to the business of the Buyer as currently conducted, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. The Buyer is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Buyer or any of Buyer’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

3.6 Absence of Certain Changes. Since June 30, 2006, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Buyer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon.

3.7 No Brokers. Buyer is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificates of Merger or in connection with any transaction contemplated hereby or thereby.

3.8 Litigation. There is no action, proceeding, claim or investigation pending against Buyer before any court or administrative agency that if determined adversely to Buyer may reasonably be expected to have a Material Adverse Effect on the present or future operations or financial condition of Buyer, nor, to the Buyer’s Knowledge, has any such Action been threatened.

3.9 Taxes. Buyer has filed all federal, state, local and foreign tax returns required to be filed, which returns are true, correct and complete in all material respects, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, and has made all necessary estimated tax payments. Buyer is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. There are no liens for taxes (other than taxes not yet due and payable) on any of the assets of the Buyer. The Buyer is not currently the beneficiary of any extension of time within which to file any tax return. The Buyer has delivered to the Company correct and complete copies of all federal income tax returns, examination reports and statement of deficiencies assessed against or agreed to by the Buyer since December 31, 2001. No tax return of Buyer has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and addition to tax.

3.10 Compliance with Laws. Buyer has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Buyer has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Buyer, would result in any material adverse change in the present or future operations or financial condition thereof.

3.11 Benefit Plans.

3.11.1 Each Buyer Plan is in writing. The Buyer Disclosure Package includes a true and complete list of all Buyer Plans, and the Buyer has provided or made available to Buyer a complete copy of each Buyer Plan as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS. The Buyer has made available to Buyer true and complete copies of all Form 5500 Series annual reports for each Buyer Plan in respect of each of the last three full plan years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government departments or agencies relating to an audit or penalty assessment with respect to any Buyer Plan or relating to requested relief from any liability or penalty relating to any Buyer Plan.

3.11.2 The Buyer is and has been in material compliance with the terms of each Buyer Plan.

3.11.3 Each Buyer Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance in all material respects with, its terms and all applicable statutes, orders, rules and regulations. Each Buyer Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and to the Knowledge of the Buyer there are no facts which might adversely affect such qualification.

3.11.4 Neither the Buyer nor its ERISA Affiliates maintains, sponsors or contributes to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any material liability, including without limitation withdrawal liability, with respect to any such Plan that remains unsatisfied.

3.11.5 No Buyer Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

3.11.6 The Buyer has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Buyer Plan as required to be made under the terms of such Plan.

3.11.7 To the Knowledge of the Buyer, with respect to all Buyer Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Buyer Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

3.11.8 There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Buyer, beneficiaries or dependents of such employees arising in the normal course of operation of a Buyer Plan) pending, or to the Knowledge of the Buyer, threatened, with respect to any Buyer Plan or any fiduciary or sponsor of a Buyer Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

3.11.9 The Buyer has complied in all material respects with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents.

3.11.10 The Buyer does not have any obligations under any Buyer Plan to provide post-retirement medical benefits to any employee or any former employee of the Buyer other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

3.11.11 Neither the negotiation and execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Buyer or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

3.11.12 The Buyer is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Buyer or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

3.12 Environmental Matters.

3.12.1 During the period that Buyer has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Buyer has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Buyer having taken possession of any of such properties or facilities.

3.12.2 To the Knowledge of the Buyer, none of the properties or facilities of Buyer is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Buyer has owned or leased its properties and facilities, neither Buyer, nor, to Buyer’s Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

3.12.3 During the time that Buyer has owned or leased their respective properties and facilities, there has been no litigation brought or threatened against Buyer by, or any settlement reached by Buyer with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

3.13 Certain Material Agreements. Except as set forth in the Buyer Disclosure Package or on the Buyer Disclosure Schedule, the Buyer is not a party or subject to any oral or written material contracts not entered into in the ordinary course of business, including, but not limited to any:

(a) Contract providing for payments by or to Buyer in an aggregate amount of $10,000 or more;

(b) License agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Buyer’s counsel);

(c) Material agreement for the lease of real or personal property;

(d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

(e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; or

(f) Contract containing covenants purporting to limit Buyer’s freedom to compete in any line of business in any geographic area.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the Buyer Disclosure Package or on Section 3.13 of the Buyer Disclosure Schedule are valid and in full force and effect. Buyer is not, nor, to the Knowledge of Buyer, is any other party thereto, in breach or default in any material respect under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, which breach or default may reasonably be expected to have a Material Adverse Effect on Buyer.

4.	COMPANY PRECLOSING COVENANTS

During the period from the date of this Agreement until the Effective Time, Company covenants and agrees as follows:

4.1 Advice of Changes. Company will promptly advise Buyer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Company’s business, results of operations or financial condition, other than as expressly contemplated by the Spinoff. To ensure compliance with this Section 4.1, Company shall deliver to Buyer within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with Company’s books and records and generally accepted accounting principles and shall fairly present the financial position of Company as of their respective dates and the results of Company’s operations for the periods then ended.

4.2 Maintenance of Business.

(a) Company will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof, except in connection with the Spinoff. If Company becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Buyer in writing and, if requested by Buyer, will exert commercially reasonable efforts to restore the relationship.

(b) Until the first to occur of the Closing or December 15, 2006, Wheatley MedTech Partners, L.P., Wheatley New York Partners, LP and Durand Venture Associates, LLC shall provide funding to the Company in such amounts as are reasonably necessary to complete the Spinoff and pay the Company’s obligations as they become due.

4.3 Conduct of Business. Except in connection with the Spinoff, the Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course. The Company will not, without the prior written consent of the President or Chief Financial Officer of Buyer:

(a) borrow any money, except for bridge loans from existing Company Securityholders to fund the Company’s needs for working capital and transaction expenses prior to the Closing and which are cancelled or (with respect to transaction expenses in accordance with Section 10.7 below), repaid upon Closing;

(b) except as described in Subsection (a) above, or except as otherwise expressly contemplated in connection with the Spinoff, enter into any transaction not in the ordinary course of business;

(c) except as described in Subsection (a) above, or except as otherwise expressly contemplated in connection with the Spinoff, enter into any transaction with any of the Company’s affiliates;

(d) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

(e) dispose of any of its assets, including, but not limited to licenses;

(f) acquire any material amount of assets (tangible or intangible);

(g) enter into any lease or contract, or modification of an existing lease or contract, for the purchase or sale of any property, real or personal, except as expressly contemplated in connection with the Spinoff;

(h) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

(i) pay any bonus, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person;

(j) change accounting methods;

(k) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock, except as expressly contemplated in connection with the Spinoff;

(l) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount, or as otherwise expressly contemplated in connection with the Spinoff;

(m) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Company’s 401(k) plan;

(n) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

(o) waive or release any material right or claim except in the ordinary course of business, consistent with past practice, or as otherwise expressly contemplated in connection with the Spinoff;

(p) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock (except as described in Subsection (a) above), or except as set forth in Section 2.3.2 of the Company Disclosure Schedule and Exhibit B, accelerate the vesting of any outstanding option or other security or change the terms of any outstanding option or other security;

(q) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(r) merge, consolidate or reorganize with, or acquire any entity;

(s) amend its certificate of incorporation or bylaws;

(t) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice, or as otherwise expressly contemplated in connection with the Spinoff;

(u) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its subsidiaries, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action (excluding the Spinoff) would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries (other than Spinco) after the Closing Date or materially decreasing any tax attribute of the Company or any of its subsidiaries (other than Spinco) existing on the Closing Date.

(v) change any insurance coverage or issue any certificates of insurance, except as expressly contemplated in connection with the Spinoff; or

(w) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(v), except as otherwise expressly contemplated in connection with the Spinoff.

4.4 Stockholder Approval. Company will hold a special meeting of its stockholders or obtain a written consent of a majority of the stockholders in lieu thereof, at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Company stockholders, which approval will be recommended by Company’s board of directors and management, subject to the fiduciary obligations of its directors and officers. Any such meeting, or consent solicited, and any proxies solicited, will be in compliance with applicable law.

4.5 Notice Materials. Company will send to its stockholders in a timely manner, for the purpose of considering and voting upon the Merger, the Notice Materials. Company will promptly provide all information relating to its business or operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Company shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it. Company will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.

4.6 Regulatory Approvals. Company will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Company will use commercially reasonable efforts to obtain all such authorizations, approvals and consents.

4.7 Necessary Consents. Company will use commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 2.6 and Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow Buyer to carry on Company’s business after the Closing.

4.8 Litigation. Company will notify Buyer in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

4.9 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Company will not, and will not authorize or permit any officer, director, employee or affiliate of Company, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or, subject to the fiduciary obligations of its directors and officers and Section 8.1.5 below, consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Buyer), concerning the possible disposition of all or any substantial portion of Company’s business, assets or capital stock by merger, sale or any other means (except with respect to the Spinoff). Company will promptly notify Buyer orally and in writing of any such inquiries or proposals.

4.10 Access to Information. Until the Closing, Company will allow Buyer and its agents reasonable access the files, books, records and offices of Company, including, without limitation, any and all information relating to Company’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Company will cause its accountants to cooperate with Buyer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Company will also make available to Buyer and its agents, all management and other appropriate personnel during normal business hours, on reasonable prior notice.

4.11 Satisfaction of Conditions Precedent. Company will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Company will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.12 Company Affiliates Agreements. To ensure that the issuance of Buyer Common Stock in Merger 1 complies with the Securities Act, concurrently with the execution of this Agreement Company will deliver to Buyer a letter identifying all of the Company’s officers, directors and holders of greater than 5% of any class of the Company’s outstanding equity securities. Company will provide Buyer with all information and documents needed to evaluate this list for compliance with securities laws. Company will cause each of its affiliates to deliver to Buyer, on or prior to the Effective Time, a written agreement (the “Company Affiliates Agreement”), in the form of Section 4.12 of the Company Disclosure Schedule, providing that such person (a) has not made and will not make any disposition of Company Stock in the 30 day period prior to the Effective Time, (b) will not offer to sell, sell or otherwise dispose of any of the Buyer Common Stock issued to such person in Merger 1 in violation of the Securities Act and Rule 145 promulgated thereunder, as they may be amended from time to time.

4.13 Conversion of Company Options and Company Warrants. Company agrees to solicit from the holders of Company Options and Company Warrants consent to treat the Company Options and Company Warrants in accordance with the terms of this Agreement, including Section 1.11.

4.14 Exchange of Convertible Debentures. Company agrees to solicit from the holders of Convertible Debentures consent to treat the Convertible Debentures in accordance with the terms of this Agreement, including Section 1.6.

4.15 Company Dissenting Shares. As promptly as practicable after the date of any special meeting of its stockholders or written consent of a majority of the stockholders in lieu thereof, and prior to the Closing Date, Company shall furnish Buyer with the name and address of each Company Dissenting Stockholder and the number of Company Dissenting Shares owned by such Company Dissenting Stockholder.

4.16 Blue Sky Laws. Company shall use commercially reasonable efforts to assist Buyer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

4.17 Completion of Spinoff. Prior to the consummation of Merger 1, the Company shall use commercially reasonable efforts to complete the contribution and assignment to a newly-formed Delaware corporation (“Spinco”) of all the assets and the assumption by Spinco of all of the liabilities pertaining to the Company’s diagnostic technology and TRIPARTITE system as further described in Schedule 4.17 in exchange for all of the stock of Spinco and then to distribute of all the capital stock of Spinco to the Company Securityholders (the “Spinoff”).

5.	BUYER PRECLOSING COVENANTS

During the period from the date of this Agreement until the Effective Time, Buyer covenants and agrees as follows:

5.1 Advice of Changes. Buyer will promptly advise Company in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Buyer’s business, results of operations or financial condition.

5.2 Regulatory Approvals. Buyer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Buyer will use commercially reasonable efforts to obtain all such authorizations, approvals and consents.

5.3 Satisfaction of Conditions Precedent. Buyer will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 6, and Buyer will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.4 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

6.	CONDITIONS TO OBLIGATIONS OF COMPANY

Company’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the conditions set forth below. Any one or more of the following conditions may be waived by Company, but only in a writing signed by Company; provided, however, that if the Company proceeds with the Closing, despite having Knowledge that any of the following conditions have not been fulfilled, then it shall be deemed to have waived such condition.

6.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Section 3 (as qualified by the Buyer Schedule of Exceptions) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Company shall receive a certificate to such effect executed by Buyer’s President and Chief Financial Officer.

6.2 Covenants. Buyer shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Company shall receive a certificate to such effect signed by Buyer’s President and Chief Financial Officer.

6.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Company, any material adverse change in the business or financial condition of Buyer, and Company shall receive a certificate to such effect executed by Buyer’s President and Chief Financial Officer, it being expressly acknowledged that Buyer has historically incurred and continues to incur operating losses in the ordinary course of business. Operating losses at approximately such level, together with all expenses incurred in connection with the transactions contemplated by this Agreement, shall not constitute a material adverse change in the business, assets (tangible or intangible), financial condition or prospects of Buyer.

6.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

6.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

6.6 Documents. Company shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Company’s legal counsel for Company to consummate the transactions contemplated hereby.

6.7 Requisite Approvals. The principal terms of this Agreement and the Certificates of Merger shall have been approved and adopted by Company stockholders, as required by applicable law and Company’s certificate of incorporation and bylaws.

6.8 Consent of Holders of Company Options and Company Warrants. The acceleration of any Company Options and Company Warrants will have been completed as set forth in Section 2.3.2 of the Company Disclosure Schedule and Exhibit B and in accordance with the terms of the Company Plans or with the consent or approval of the holders of such securities.

6.9 Debt; Convertible Debentures. The exchange of the Convertible Debentures will have been completed as set forth in this Agreement, Section 2.3.2 of the Company Disclosure Schedule and Exhibit B and with the consent or approval of the holders of such securities.

6.10 Consents. Company shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations and other certificates contemplated by this Agreement or the Company Disclosure Schedule in form and substance reasonably satisfactory to Company including, but not limited to the Stakeholder Agreement, except for such consents and approvals as Buyer and Company shall have agreed shall not be obtained, as contemplated by the Company Disclosure Schedule.

6.11 Investment. On the Closing Date, Wheatley MedTech Partners, L.P., Wheatley New York Partners, LP and Durand Venture Associates, LLC and other investors shall invest an aggregate of at least $3,100,000 in NHI, on terms mutually acceptable to NHI and such parties.

6.12 Stockholders Agreement. On or immediately prior to the Closing Date, Buyer, Company, the Company Securityholders, Alan Kestenbaum and Reuben Seltzer shall enter into a Stockholders Agreement in the form attached hereto as Exhibit D (the “Stockholders Agreement”), which Stockholders Agreement shall provide certain rights to the parties to that agreement to appoint up to two individuals to serve on the Buyer’s Board of Directors.

6.13 Registration Rights Agreement. On or immediately prior to the Closing Date, Buyer, Company and the Company Securityholders shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), which Registration Rights Agreement shall also provide a two-year restriction on the sale of any of the Merger Consideration by the Company Securityholders except as otherwise provided therein.

6.14 Opinion of Buyer’s Counsel. Company shall have received from counsel to Buyer, an opinion in form and substance reasonably acceptable to the Company.

6.15 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to the Company.

6.16 Employment Agreements and Options. The Buyer will have entered into: (a) employment agreements with William McIntosh as full-time Chief Operating Officer and William Wong in a part-time role as Vice President of Product Development, and (b) a consulting agreement with Dr. Donald F. Weaver, in each case dated on or before the Closing Date (to become effective on the Closing Date), in a form that is mutually acceptable to Buyer and the individuals identified therein. All such agreements shall include grants of options to purchase Common Stock of the Buyer as follows: (i) Dr. Donald F. Weaver shall be granted a 10-year option to acquire 500,000 shares of the Buyer’s Common Stock, with an exercise price equal to the fair market value of the Buyer’s Common Stock on the Effective Date (the “FMV”), (ii) William McIntosh shall be granted a 10-year option to acquire 300,000 shares of the Buyer’s Common Stock, with an exercise price equal to the FMV, and (iii) William Wong shall be granted a 10-year option to acquire such number of shares of the Buyer’s Common Stock as is mutually acceptable to the Buyer and William Wong, with an exercise price equal to the FMV. All such options shall be on such other terms and conditions, including vesting, as is mutually acceptable to Buyer and the individuals identified therein. Within 12 months following the Closing, Buyer shall seek the approval of Buyer’s stockholders for the treatment of such options as “incentive stock option” under Section 422 of the Code, and if Buyer’s stockholders shall not so approve, such options shall be non-qualified stock options, to the extent required by law. The employment agreements for William McIntosh and William Wong shall include provision for employee benefits on terms mutually acceptable to Buyer and the individuals identified therein.

6.17 Election of Company Designees to the Board of Directors of Buyer. The Board of Directors of Buyer shall have taken appropriate action to elect William McIntosh and Dr. David Dantzker to the Board of Directors of Buyer, effective upon the Effective Time.

7.	CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the conditions set forth below. Any one or more of the following conditions may be waived by Buyer, but only in a writing signed by Buyer; provided, however, that if the Buyer proceeds with the Closing, despite having Knowledge that any of the following conditions have not been fulfilled, then it shall be deemed to have waived such condition.

7.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in Section 2 (as qualified by the Company Disclosure Schedule) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Buyer shall receive a certificate to such effect executed by Company’s Chief Executive Officer and Treasurer.

7.2 Covenants. Company shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Buyer shall receive a certificate to such effect signed by Company’s Chief Executive Officer and Treasurer.

7.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Buyer, any material adverse change in the business, assets (tangible or intangible), financial condition or prospects of Company and Buyer shall receive a certificate to such effect executed by Company’s Chief Executive Officer and Treasurer, it being expressly acknowledged that the Company has historically incurred and continues to incur operating losses in the ordinary course of business. Operating losses at approximately such level, together with all expenses incurred in connection with the transactions contemplated by this Agreement, shall not constitute a material adverse change in the business, assets (tangible or intangible), financial condition or prospects of Company.

7.4 Certificate of Secretary. Buyer will have received from the corporate secretary of the Company a certificate (i) certifying the Company’s certificate of incorporation, (ii) certifying the bylaws of the Company, (iii) certifying the resolutions of the board of directors of Company approving the Merger and Merger Agreement, (iv) certifying the resolutions of the stockholders of the Company approving the Merger and Merger Agreement and (v) attesting to the incumbency of the officers of the Company.

7.5 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

7.6 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

7.7 Opinion of Company’s Counsel. Buyer shall have received from counsel to Company, an opinion in form and substance reasonably acceptable to the Buyer.

7.8 Consents. Company shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations and other certificates contemplated by this Agreement or the Company Disclosure Schedule in form and substance reasonably satisfactory to Buyer including, but not limited to the Stakeholder Agreement, except for such consents and approvals as Buyer and Company shall have agreed shall not be obtained, as contemplated by the Company Disclosure Schedule. In addition, Buyer shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates set forth on Schedule 7.8 hereto.

7.9 No Litigation. No litigation or proceeding shall be threatened or pending: (i) against the Company or the Buyer for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or (ii) against the Company which could be reasonably expected to have a Material Adverse Effect on the present or future assets (tangible or intangible), operations, financial condition or prospects of Company.

7.10 Requisite Approvals. The principal terms of this Agreement and the Certificates of Merger shall have been approved and adopted by Company stockholders, as required by applicable law and Company’s certificate of incorporation and bylaws, and by Company’s Board of Directors, and consented to by the holders of Convertible Debentures, Company Warrants and Company Options in the form of the Stakeholder Agreement.

7.11 Consent of Holders of Company Options and Company Warrants. The acceleration of any Company Options and Company Warrants will have been completed as set forth in Section 2.3.2 of the Company Disclosure Schedule and Exhibit B and in accordance with the terms of the Company Plans or with the consent or approval of the holders of such securities.

7.12 Debt; Convertible Debentures. The exchange of the Convertible Debentures will have been completed as set forth in this Agreement, Section 2.3.2 of the Company Disclosure Schedule and Exhibit B and with the consent or approval of the holders of such securities. The Company shall have no remaining debt for borrowed money, except for obligations to repay Wheatley MedTech Partners, L.P., Wheatley New York Partners LP, and Durand Venture Associates, LLC for advances made by them to pay the Company’s legal fees in connection with the transactions contemplated by this Agreement, in accordance with Section 10.7 below. Including all Authorized Post-Closing Debt (as hereinafter defined), the Company’s other debt shall not exceed $200,000. As used herein the term “Authorized Post-Closing Debt” shall mean: (i) any payables then due on account of the Company’s written employment, license and sponsored research agreements, and (ii) any amounts then due for prosecution or maintenance fees on account of the Company’s Intellectual Property.

7.13 Employment Agreements. The Buyer will have entered into: (a) employment agreements with William McIntosh as full-time Chief Operating Officer and William Wong in a part-time role as Vice President of Product Development, and (b) a consulting agreement with Dr. Donald F. Weaver, in each case dated on or before the Closing Date (to become effective on the Closing Date), in a form that is mutually acceptable to Buyer and the individuals identified therein.

7.14 Dissenting Shares. Holders of: (i) at least 90% of the total number of shares of Company Stock outstanding immediately prior to the Effective Time shall have consented to the Merger and (ii) not more than 5% of the total number of shares of Company Stock outstanding immediately prior to the Effective Time shall have objected to the Merger in writing or exercised their dissenter’s rights under Delaware Law.

7.15 Accredited Investor Questionnaire. No more than thirty-five (35) Company Securityholders shall, in the aggregate, have failed to meet the definition of “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, which accreditation shall have been determined by the delivery to the Company of an “accredited investor” questionnaire prior to the Closing. For purposes of determining the status of a Company Securityholder under this Section 7.15, the failure to deliver a completed “accredited investor” questionnaire shall be deemed the failure of such Securityholder to meet the accreditation requirements under Regulation D promulgated under the Securities Act.

7.16 Investment. On the Closing Date, Wheatley MedTech Partners, L.P., Wheatley New York Partners, LP and Durand Venture Associates, LLC and other investors shall invest an aggregate of at least $3,100,000 in NHI, on terms mutually acceptable to NHI and such parties.

7.17 Registration Rights Agreement. On or immediately prior to the Closing Date, the Buyer, Company and the Securityholders shall enter into the Registration Rights Agreement.

7.18 Stockholders Agreement. On or immediately prior to the Closing Date, the Buyer, Company and the Securityholders shall enter into the Stockholders Agreement.

7.19 Affiliates Agreements. Company shall have delivered to Buyer the letter required by Section 4.11 naming all persons who are “affiliates” of Company for purposes of Rule 145 under the Securities Act, and each such person, if any, shall have executed and delivered a Company Affiliates Agreement to Buyer.

7.20 Termination of Rights. Except as otherwise provided in Section 6.13, any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Company Securityholders shall have been terminated or waived as of the Closing.

7.21 Resignation of Directors and Officers. The directors and officers of Company in office immediately prior to the Effective Time of the Merger shall have resigned as directors and officers of the Surviving Entity effective as of the effectiveness of Merger 2.

7.22 Completion of Spinoff. The Company shall have completed the Spinoff.

7.23 Escrow Agreement. On or immediately prior to the Closing Date, the Buyer, the Company Securityholders and Empire Stock Transfer, as escrow agent, shall enter into the Escrow Agreement (as defined in Section 9.9 below).

7.24 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder (including, but not limited to the audited Financial Statements) shall be acceptable to Buyer.

7.25 FIRPTA Affidavit. The Company shall deliver to the Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Buyer is exempt from withholding any part of the Merger Consideration. Buyer shall prepare and deliver a form of such affidavit to the Company no later than five (5) days prior to the Closing Date.

8.	TERMINATION OF AGREEMENT

8.1 Prior to Closing.

8.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

8.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before December 15, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Section 6 or Section 7 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

8.1.3 Either Buyer or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

8.1.4 This Agreement may be terminated at any time prior to the Effective Time by Buyer (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the Company stockholders) if a Triggering Event (as defined below) shall have occurred.

8.1.5 Superior Offer.

(a) Nothing in this Agreement shall prevent the Company board of directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Buyer (a “Notice of Superior Offer”) advising Buyer that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Buyer shall not have, within five (5) business days of Buyer’s receipt of the Notice of Superior Offer, made an offer in writing that the Company board of directors by a majority vote determines in its good faith judgment to be at least as favorable to the Company stockholders as such Superior Offer (it being agreed that the Company board of directors shall convene a meeting to consider any such offer by Buyer as soon as reasonably practicable following the receipt thereof), (iv) the Company board of directors concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company board of directors to comply with its fiduciary obligations to the Company stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in this Section 8.1.5. Company shall provide Buyer with at least two (2) business days prior notice (or such lesser prior notice as provided to the members of Company’s board of directors but in no event less than twenty-four hours) of any meeting of Company’s board of directors at which Company’s board of directors is reasonably expected to consider any Acquisition Proposal (as defined below) to determine whether such Acquisition Proposal is a Superior Offer. In the event Company, after complying with the requirements of this Section 8.1.5 (a) determines to pursue a Superior Offer (as defined herein), Company shall have the right to terminate this Agreement subject to the provisions in Section 8.3.

(b) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 8.1, Company will not, nor will it authorize or permit any of its respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the Effective Time, this Section (a) shall not prohibit the Company from furnishing information regarding Company to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Company board of directors in good faith concludes may constitute a Superior Offer if (1) neither Company nor any representative of Company shall have violated any of the restrictions set forth in this Section (a), (2) the Company board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company board of directors to comply with its fiduciary obligations to the Company stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Buyer written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement, containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement executed between the Company and Buyer prior to the execution of this Agreement, (4) Company gives Buyer at least two (2) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Company to Buyer). Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 8.1.5(b) by Company.

In addition to the obligations of the Company set forth in this Section 8.1.5(b), Company as promptly as practicable shall advise Buyer orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Buyer informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) Company board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in its communications with the Company stockholders the recommendation of the Company board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Company board of directors fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Buyer requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal (as defined below); (iv) the Company board of directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; or (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal from a third party relating to: (A) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

For purposes of this Agreement “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal on terms that the Company board of directors determines, in its reasonable judgment, to be more favorable to the Company Securityholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not likely in the reasonable judgment of the Company’s board of directors to be obtained by such third party on a timely basis.

8.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

8.2.1 By Buyer if any of the conditions precedent to Buyer’s obligations set forth in Section 7 above have not been fulfilled or waived at and as of the Closing; or

8.2.2 By Company if any of the conditions precedent to Company’s obligations set forth in Section 6 above have not been fulfilled or waived at and as of the Closing.

Any termination of this Agreement under this Section 8 will be effective by the delivery of notice of the terminating party to the other party hereto.

8.3 Company Payments. In the event that this Agreement is terminated by Buyer or the Company, as applicable, pursuant to Section 8.1.4 or Section 8.1.5, Company shall promptly, but in no event later than two days after the date of such termination, pay Buyer a fee equal to $600,000 in immediately available funds (the “Termination Fee”). Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Buyer makes a claim that results in a final, non-appealable judgment against Company for the amounts set forth in this Section 8.3, the Company shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the prime rate in effect on the date such payment was required to be made (as published in the Wall Street Journal). Payment of the fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement.

9.	SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

9.1 Survival of Representations. Except for covenants that by their terms survive for a longer period, all representations, warranties, covenants and indemnities of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or eighteen months after the Effective Date (the “Survival Period”).

9.2 Indemnification of Buyer. Subject to the limitations set forth in this Section 9, Company Securityholders agree to indemnify and hold harmless Buyer and its officers, directors, agents and employees, and each person or entity, if any, who controls or may control Buyer within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as “Damages”):

9.2.1 arising out of any misrepresentation or breach of or default of the representations, warranties and covenants given or made by Company in this Agreement or any certificate, document or instrument delivered by or on behalf of Company pursuant hereto, provided, however that for purposes of this Section 9.2.1 only, the Company shall only be deemed to have breached a representation, warranty or covenant that contains a limitation based upon the absence of a Material Adverse Effect, or any other materiality qualification, if such breach results in more than $3,500 in Damages to the Buyer; or

9.2.2 arising out of any liabilities or obligations of the Company intended to be assumed by Spinco in connection with the Spinoff, as set forth on Schedule 4.17;

9.2.3 for any income taxes (including alternative minimum taxes) of the Company for the period ending on the Closing Date;

9.2.4 for (a) any taxes of the Company for the period ending on the Closing Date other than those specified in Section 9.2.3, (b) any taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries (or any predecessor of the foregoing) was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation and (c) any and all taxes of any other person imposed on the Company or its subsidiaries as a transferee or successor by contract or pursuant to any law, rule or regulations which relate to an event or transaction occurring before the Closing, but only to the extent that the taxes specified in clauses (a), (b) and (c) of this Section 9.2.4 exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto); or

9.2.5 resulting from any failure of the Stockholders to have good, valid and marketable title to the issued and outstanding Company Stock held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Company Stock in favor of the Merger and the other transactions contemplated by the Merger Agreement.

The foregoing are collectively referred to as the “Buyer Indemnity Claims.”

9.3 Indemnification of Company Securityholders. Subject to the limitations set forth in this Section 9, Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company Securityholders and their officers, directors, agents and employees, from and against any and all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer or Buyer Sub pursuant hereto, in each case without giving effect to any limitation in such representation, warranty or covenant based upon the absence of a Material Adverse Effect, or any other materiality qualification.

The foregoing are collectively referred to as the “Company Indemnity Claims.” The Company Indemnity Claims together with Buyer Indemnity Claims are collectively referred to as the “Indemnity Claims.”

9.4 General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party having the indemnity obligation under this Section 9 (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party entitled to indemnity under this Section 9 (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 10.9 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

9.5 Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 10.9 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except as provided in Section 9.4(i) above or to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps reasonably necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement negotiated by the Indemnifying Party and approved by the Indemnified Party (not to be unreasonably withheld or delayed) or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other liability or obligation on the Indemnified Party.

9.6 Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 10.9 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except as provided in Section 9.4(i) above or to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Section 9.

9.7 Maximum Liability. Notwithstanding anything to the contrary in this Agreement, in no event will the Company Securityholders aggregate indemnity obligations under this Section 9 exceed 20% of the Merger Consideration (“Aggregate Company Limit”), except for any claims of indemnity based on actual fraud by the Company, for which the Buyer may seek rescission of the transactions contemplated by this Agreement. In addition, in no event will any Company Security Holder’s individual aggregate indemnity obligations under this Section 9 exceed his, her or its pro rata share of the Aggregate Company Limit. In no event will the Buyer’s indemnity obligations under this Section 9 exceed 20% of the Merger Consideration, except for any claims of indemnity based on actual fraud, for which the Company Securityholders may seek rescission of the transactions contemplated by this Agreement.

9.8 Basket. Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party have any liability for an indemnity obligation under this Section 9 unless and until the Damages relating to the party’s Indemnity Claims exceed $250,000 in the aggregate. From and after the time the aggregate Damages for an Indemnified Party’s Indemnity Claims exceed $250,000, the limitation set forth in this Section 9.8 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations of Section 9.7.

9.9 Source of and Method of Recovery.

(a) Recovery pursuant to the indemnification provisions contained in this Agreement shall be solely and exclusively the cancellation of the Buyer Common Stock and Buyer Warrants issued as Merger Consideration or the issuance of additional Buyer Common Stock and Buyer Warrants, except in the case of an allegation of fraud; provided, however that any Indemnifying Party may elect, in its sole discretion, to satisfy any indemnity obligation in cash. If the Buyer becomes ultimately entitled to cancel Buyer Common Stock and Buyer Warrants issued as Merger Consideration pursuant to this Section 9, Buyer shall provide the Representative with at least 30 days prior written notice so that the Representative may determine whether any Stakeholders wish to satisfy their indemnity obligation in cash.

(b) In order to facilitate any required cancellation of the Buyer Common Stock and Buyer Warrants as provided herein, (a) the Buyer Warrants shall provide that the Buyer may offset and cancel up to 20% of the Shares of Buyer Common Stock covered thereby if the Company Securityholders are required to indemnify the Buyer, in accordance with and subject to the terms of this Section 9, and (b) certificates representing 20% of the Buyer Common Stock, together with appropriate stock powers, shall be placed in escrow with Empire Stock Transfer, as escrow agent, pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit F.

(c) Subject to the provisions of Section 9.9(a) above, if the Buyer becomes ultimately entitled to cancel Buyer Common Stock and Buyer Warrants issued as Merger Consideration pursuant to this Section 9, (i) one-third of the indemnification amount shall be satisfied by the cancellation of Buyer Common Stock, pro rata among the Stakeholders according to the number of shares of Buyer Common Stock held by each such Stakeholder, as compared to the total number of shares of Buyer Common Stock held by all Stakeholders; (ii) one-third of the indemnification amount shall be satisfied by the cancellation of Buyer Warrants having a $13 per share exercise price (“$13 Warrants”), pro rata among the Stakeholders according to the number of $13 Warrants held by each such Stakeholder, as compared to the total number of $13 Warrants held by all Stakeholders; and (iii) one-third of the indemnification amount shall be satisfied by the cancellation of Buyer Warrants having a $18 per share exercise price (“$18 Warrants”), pro rata among the Stakeholders according to the number of $18 Warrants held by each such Stakeholder, as compared to the total number of $18 Warrants held by all Stakeholders. If, by virtue of the application of the foregoing formula, a Stakeholder’s holdings of $13 Warrants and/or $18 Warrants is exhausted and an indemnification amount remains, the balance of the indemnification amount shall be satisfied by the cancellation of Buyer Common Stock. It is expressly acknowledged and agreed that no Buyer Options shall be cancelled as a result of any indemnity obligations.

(d) If the Buyer becomes ultimately obligated to issue Buyer Common Stock and Buyer Warrants as additional Merger Consideration pursuant to this Section 9, (i) one-third of the indemnification amount shall be satisfied by the issuance of Buyer Common Stock, (ii) one-third of the indemnification amount shall be satisfied by the issuance of $13 Warrants, and (iii) one-third of the indemnification amount shall be satisfied by the cancellation of $18 Warrants. It is expressly acknowledged and agreed that no Buyer Options shall be issued as a result of any indemnity obligations.

(e) Notwithstanding the market value of the Buyer Common Stock and Buyer Warrants, for purposes of calculating the indemnity obligations, the value of Buyer Common Stock and Buyer Warrants shall be deemed to be the amounts set forth on Exhibit G hereto.

9.10 Exclusivity. The parties agree that the provisions of this Section 9 shall constitute their exclusive remedy with respect to any damage, loss, cost, expense or liability in connection with any term or provision of this Agreement or any certificate, document or instrument delivered by or on behalf of any of the parties hereto; provided, however, that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties hereto shall be entitled to seek specific performance remedies.

10.	MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.2 Assignment; Binding Upon Successors and Assigns. None of the parties to this Agreement may assign any of its respective rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

10.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Company stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company stockholders without obtaining such further approval.

10.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby, provided, however, that Buyer shall (i) pay the reasonable fees and expenses of legal counsel to Company for those fees and expenses incurred in connection with the Merger and the Private Placement at the Closing (not to exceed $250,000); (ii) pay $10,123 towards the cost of purchasing a “tail” to the Company’s existing Directors, Officers and Organization Liability Insurance Policy; (iii) pay $5,000 towards the cost of retaining a Purchaser Representative (as defined in Rule 501 under Regulation D promulgated under the Securities Act) on behalf of certain of the Stakeholders; and (iv) pay that portion of the fees and expenses incurred by Company in the preparation of the audited Financial Statements in excess of $16,000, exclusive of any fees related solely to material unusual items discovered during the course of such audit. Notwithstanding anything to the contrary in this Section 10.7, Company shall be solely responsible for any all such fees and expenses incurred in the event that the Buyer terminates this Agreement prior to the Closing because of Company’s material breach of this Agreement or terminates the Agreement pursuant to Section 8.1.5.

10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

10.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

(a)           If to Buyer or Buyer Sub:

Neuro-Hitech, Inc.
One Penn Plaza, Suite 2514
New York, NY 10119
Attention: President

with a copy to:

Arent Fox PLLC
1050 Connecticut Avenue, NW
Washington, DC 20036
Attn: Jeffrey E. Jordan, Esq.

(b)           If to Company:

Q-RNA, Inc.
3960 Broadway, Suite 407
New York, NY 10032
Attention: Chief Executive Officer

with a copy to:

Duane Morris LLP
470 Atlantic Avenue, Suite 500
Boston, MA 02210
Attn: Daniel R. Pierce and Lance A. Kawesch

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.9.

10.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

10.11 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

10.13 Public Announcement. Upon execution of this Agreement Buyer and Company will issue a press release approved by both parties announcing the Merger. Thereafter, Buyer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

10.14 Confidentiality. Company and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Buyer and Company each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

10.15 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Page Next]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	COMPANY:

NEURO-HITECH, INC.	Q-RNA, INC.

By: /s/ David Barrett	By: /s/ L. William McIntosh

Its: Chief Financial Officer	Its Chief Exeuctive Officer

BUYER SUB:	REPRESENTATIVE:

QA ACQUISITION CORP.

By: /s/ David Barrett	/s/ David Dantzker
Dr. David Dantzker
Its: Chief Financial Officer

QA MERGER LLC

By: /s/ David Barrett

Its: Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT G

Deemed value of one share of Buyer Common Stock: $6.00.

Deemed value of one $13 Warrant: $4.56.

Deemed value of one $18 Warrant: $4.11.